EXHIBIT 99 NEWS RELEASE
For Immediate Release / February 8, 2005
Contact: Chad Hyslop or Jim Baumgardner (208) 331-8400
info@americanecology.com     www.americanecology.com
------------------------     -----------------------


                      AMERICAN ECOLOGY POSTS $13.1 MILLION
                            IN 2004 OPERATING INCOME

            FOURTH QUARTER OPERATING INCOME INCREASES TO $3.4 MILLION

     BOISE, Idaho - Jim Baumgardner, Senior Vice President and Chief Financial Officer of American Ecology Corporation [NASDAQ: ECOL], today announced financial results for the three and twelve months ending December 31, 2004. For the fourth quarter of 2004, the Company reported net income of $3.2 million or $0.18 per fully diluted share compared to net income of $3.1 million or $0.17 per diluted share for the fourth quarter of 2003. For the twelve months ending December 31, 2004, the Company reported net income of $23.4 million, or $1.32 per share compared to a net loss of $8.7 million or ($0.52) per fully diluted share in 2003. For 2004, the Company reported operating income of $13.1 million or 35% higher than the $9.7 million in operating income posted in 2003.

     "American Ecology's core hazardous and radioactive waste treatment and disposal business delivered another quarter of strong earnings," Baumgardner stated, adding "The significant increase in operating income year over year demonstrates that our growth strategy is working."

FOURTH QUARTER 2004
-------------------

     Revenue for the fourth quarter of 2004 decreased to $13.5 million, down $3.4 million from $16.9 million in 2003. This decrease in revenue reflected a large New Jersey clean up project shipped to the Company's Idaho facility in late 2003 which included a substantial transportation component and was not fully replaced by increased disposal revenue from other customers in 2004. Quarterly revenue was also adversely affected by a July 1, 2004 fire at the Company's Robstown, Texas facility which required the facility to suspend waste treatment operations. On December 1, 2004 the Texas facility resumed limited treatment operations. As previously disclosed, Texas treatment revenue was approximately $1 million per quarter prior to the fire.

     During the quarter, the Company recognized $431,000 of expected proceeds from business interruption insurance which reflects the actual incremental expenses incurred since July 1, 2004 directly resulting from the fire. The Company's total business interruption claim is materially larger. Management believes the full amount claimed is valid, and anticipates recognizing additional income when its claim is


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fully resolved with its insurance carrier. The Company also impaired the assets destroyed by the fire and recognized the insured value of such assets during the quarter, resulting in a $275,000 net gain.

     "Future reported financial results will be affected until we resume full treatment operations and the business interruption claim is resolved," Baumgardner noted.

     As reported on December 10, 2004, the Company increased its estimate for closure and post-closure costs at its closed Sheffield, Illinois facility by $715,000 based on updated analyses. The combination of lower revenue and the increased closure estimate reduced gross profit to $5.1 million compared to gross profit of $5.9 million in the fourth quarter of 2003. While gross profit decreased, it did not decrease as much as revenue, allowing gross margin to increase to 38% of revenue in the fourth quarter of 2004 compared to 35% of revenue in the same quarter last year. This increase in gross margin reflects a lower percentage of quarterly revenue derived from low-margin transportation services.

     Selling, general & administrative expenses (SG&A) for the fourth quarter decreased to $2.1 million or 16% of revenue, compared to $2.7 million, or 16% of revenue in the same quarter last year. The decrease in fourth quarter SG&A primarily reflects a $461,000 reduction in the Company's allowance for doubtful accounts.

     "In 2004 the Company improved both the quality and turnover of its accounts and substantially reduced receivable write-offs compared to prior years." Baumgardner stated, adding "This progress allowed us to materially reduce our allowance for bad debt while maintaining an adequate allowance for the future."

     The Company's number of days sales outstanding, a measure of accounts receivable turnover, decreased to an average of 60 days outstanding for 2004, down from 68 days in 2003. In 2004, the Company wrote off $67,000 of bad debt, down from $228,000 in 2003.

     Despite lower revenue and the charge for the increased Illinois closed site reserve, lower SG&A and recognition of a portion of the business interruption claim allowed the Company to deliver operating income of $3.4 million, an 8% increase over the $3.1 million posted for the same quarter last year.

TWELVE MONTHS 2004
------------------

     Revenue for the twelve months ending December 31, 2004 declined 5% to $54.2 million compared to $57.0 million for 2003. The decrease in revenue was attributable to less transportation revenue, significantly decreased disposal volume at the Company's Texas facility following the July 1 fire, a slight decrease in the Idaho facility's disposal volume as certain projects were delayed into 2005, and a lower average selling price for the Company's disposal services. However, the lower volumes in


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Texas and Idaho were offset by an 80% increase in volume at the Company's
Beatty, Nevada facility. Overall waste volumes were up 2.5% over the previous year.

     2004 gross profit dipped only slightly to $23.3 million or 43% of revenue, compared to gross profit of $23.6 million or 42% of revenue for 2003. While revenue decreased, gross profit remained at a similar level due to a higher proportion of treatment and disposal revenue versus lower margin transportation revenue in 2003. In 2004, treatment and disposal revenue represented 81% of total revenue, up from 77% of total revenue in 2003.

     For the year, SG&A decreased to $10.6 million or $3.3 million lower than 2003. Lower 2004 SG&A costs reflect materially reduced legal spending, a reduction in the allowance for doubtful accounts, and generally lower administrative costs due to improved business systems and efficiencies. In 2003 SG&A was negatively impacted by $1.8 million in legal expense for the Company's Ward Valley, California damages claim.

     As noted above, for the year ending December 31, 2004, the Company reported operating income of $13.1 million, or a 35% increase over the $9.7 million operating income posted in 2003.

     Large one-time events in both years contributed to the large swing in 2004 net income. In 2003, the Company wrote off a $21 million deferred site development asset following an adverse trial court ruling in the Ward Valley litigation and expensed an additional $1.8 million for related legal fees. The Company also expensed $2.5 million for discontinued operations at its former Oak Ridge, Tennessee facility, and posted a $5 million gain on sale of its Texas sanitary landfill in 2003. Following the June 2004 sale of the Oak Ridge facility, the Company recognized approximately $1 million of income and adjusted its valuation allowance on its deferred tax assets. This produced an $11.3 million tax benefit in the second quarter of 2004. Lastly, the July 1, 2004 fire at the Texas facility had a material adverse impact on net income for the year.

     "For the first time in over a decade, American Ecology entered the new year fully focused on its core waste treatment and disposal business," stated President and Chief Executive Officer Stephen Romano, adding, "With full resumption of treatment services in Texas, continued efficient operation of all four of our disposal facilities and a solid sales outlook, management is targeting operating income growth of 15% for 2005."

CONFERENCE CALL
---------------

     The Company's fourth quarter and full year 2004 investor conference call will be held Wednesday, February 9, 2005 at 10:00 am Mountain Time. President and Chief Executive Officer Stephen Romano, Senior Vice President and Chief Financial Officer Jim Baumgardner, and Vice President and Controller


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Michael Gilberg will host the call. Interested parties are invited to submit questions in advance to INFO@AMERICANECOLOGY.COM, or by facsimile to
                        ------------------------
208-331-7900.  To join the call, dial 1-877-331-8343.  Participants will be
                                      --------------
asked to provide their name and affiliation.

     American Ecology Corporation, through its subsidiaries, provides radioactive, PCB, hazardous, and non-hazardous waste services to commercial and government customers throughout the United States, such as nuclear power plants, steel mills, medical and academic institutions, refineries and chemical manufacturing facilities. Headquartered in Boise, Idaho, the Company is the oldest radioactive and hazardous waste services company in the United States.

     This press release contains forward-looking statements that are based on our current expectations, beliefs, and assumptions about the industry and markets in which American Ecology Corporation and its subsidiaries operate. Actual results may differ materially from what is expressed herein and no assurance can be given that the Company can successfully meet its 2005 earnings estimates, succeed in its business strategy, prevail in pending litigation, or collect insurance claims. For information on other factors that could cause actual results to differ from expectations, please refer to American Ecology Corporation's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.


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
                                      AMERICAN ECOLOGY CORPORATION
                                 CONSOLIDATED STATEMENTS OF OPERATIONS
                           (UNAUDITED) ($ IN 000'S EXCEPT PER SHARE AMOUNTS)

                                                                Three Months Ended     Year Ended
                                                                   December 31,        December 31,
                                                                  2004      2003      2004      2003
                                                                --------  --------  --------  ---------
Revenue                                                         $13,538   $16,932   $54,167   $ 57,047
Direct operating costs                                            8,440    11,056    30,897     33,479
                                                                --------  --------  --------  ---------

Gross profit                                                      5,098     5,876    23,270     23,568
Selling, general and administrative expenses                      2,136     2,731    10,553     13,819
Business interruption insurance claim                              (431)       --      (431)        --
                                                                --------  --------  --------  ---------
Operating income                                                  3,393     3,145    13,148      9,749

Interest income                                                      70        13       203        347
Interest expense                                                     48        47       194        266
Fire related property insurance claims net of impairment            275        --       275         --
Loss on write off of Ward Valley facility development costs          --        --        --     20,951
Other income                                                         25        11        99        124
                                                                --------  --------  --------  ---------

Income (loss) before income tax and discontinued operations       3,715     3,122    13,531    (10,997)
Income tax expense (benefit)                                        458        (1)   (8,832)        72
                                                                --------  --------  --------  ---------

Income (loss) before discontinued operations                      3,257     3,123    22,363    (11,069)
Gain from discontinued operations - El Centro Landfill               --        49        --      4,994
Gain (loss) from discontinued operations - Oak Ridge Facility       (21)      (88)    1,047     (2,517)
                                                                --------  --------  --------  ---------

Net income (loss)                                                 3,236     3,084    23,410     (8,592)
Preferred stock dividends                                            --        --        --         64
                                                                --------  --------  --------  ---------

Net income (loss) available to common shareholders              $ 3,236   $ 3,084   $23,410   $ (8,656)
                                                                ========  ========  ========  =========

Basic earnings (loss) from continuing operations                    .19       .18      1.30       (.67)
Basic earnings (loss) from discontinued operations                 (.00)     (.00)      .06        .15
                                                                --------  --------  --------  ---------
Basic earnings (loss) per share                                 $   .19   $   .18   $  1.36   $   (.52)
                                                                ========  ========  ========  =========

Diluted earnings (loss) from continuing operations                  .18       .17      1.26       (.67)
Diluted earnings (loss) from discontinued operations               (.00)     (.00)      .06        .15
                                                                --------  --------  --------  ---------
Diluted earnings (loss) per share                               $   .18   $   .17   $  1.32   $   (.52)
                                                                ========  ========  ========  =========

Dividends paid per common share                                 $   .25   $    --   $   .25   $     --
                                                                ========  ========  ========  =========


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
                                            AMERICAN ECOLOGY CORPORATION
                                            CONSOLIDATED BALANCE SHEETS
                                 (UNAUDITED) ($ IN 000'S EXCEPT PER SHARE AMOUNTS)


                                                                            December 31, 2004    December 31, 2003
                                                                            ------------------  -------------------
ASSETS
Current Assets:
  Cash and cash equivalents                                                 $            2,160  $            6,674
  Short term investments                                                                10,967                  --
  Receivables, net                                                                       8,963              12,596
  Insurance receivable                                                                   1,285                  --
  Prepayments and other                                                                  1,469               1,051
  Deferred income taxes                                                                  5,613               3,222
  Assets held for sale or closure                                                           --                 938
                                                                            ------------------  -------------------
    Total current assets                                                                30,457              24,481

Property and equipment, net                                                             27,363              28,317
Facility development costs                                                               6,478               6,478
Other assets                                                                               462                 731
Deferred income taxes                                                                   12,473               5,062
Assets held for sale or closure                                                             --               1,557
                                                                            ------------------  -------------------
    Total assets                                                            $           77.233  $           66,626
                                                                            ==================  ===================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Current portion of long term debt                                         $            1,457  $            1,475
  Accounts payable                                                                       3,022               1,678
  Accrued liabilities                                                                    6,341               4,788
  Accrued closure and post closure obligation, current portion                           2,323               1,828
  Current liabilities of assets held for sale or closure                                    --               1,907
                                                                            ------------------  -------------------
    Total current liabilities                                                           13,143              11,676

Long term debt                                                                           2,734               4,200
Long term accrued liabilities                                                              441                 454
Accrued closure and post closure obligation, excluding current portion                   9,304               9,296
Liabilities of assets held for sale or closure, excluding current portion                   --               4,649
                                                                            ------------------  -------------------
    Total liabilities                                                                   25,622              30,275
                                                                            ------------------  -------------------

Commitments and contingencies

Shareholders' equity:
  Convertible preferred stock, 1,000,000 shares authorized
  Common stock, $.01 par value, 50,000,000 authorized,
    17,398,494 and 17,033,118  shares issued and outstanding                               174                 170
  Additional paid-in capital                                                            51,015              54,824
  Retained earnings (deficit)                                                              422             (18,643)
                                                                            ------------------  -------------------
    Total shareholders' equity                                                          51,611              36,351
                                                                            ------------------  -------------------

Total Liabilities and Shareholders' Equity                                  $           77,233  $           66,626
                                                                            ==================  ===================


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
                            AMERICAN ECOLOGY CORPORATION
                        CONSOLIDATED STATEMENT OF CASH FLOWS
                 (UNAUDITED) ($ IN 000'S EXCEPT PER SHARE AMOUNTS)



                        For the Year Ended December 31,
                        -------------------------------
                                                                  2004       2003
                                                                ---------  --------
Cash flows from operating activities:
  Net income (loss)                                             $ 23,410   $(8,592)
  Adjustments to reconcile net income (loss)to net
  cash provided by operating activities:
  Depreciation, amortization, and accretion                        5,957     6,973
  (Income) loss from discontinued operations                      (1,047)   (2,477)
  Income tax benefit on exercise of stock options                    634        --
  Loss on write off of Ward Valley facility development costs         --    20,951
  Reversal of deferred income tax valuation allowance             (9,800)       --
  Stock compensation                                                  --        38
Changes in assets and liabilities:
  Receivables                                                      3,633    (2,078)
  Other assets                                                      (605)     (206)
  Closure and post closure obligation                               (526)     (537)
  Income taxes payable/receivable                                     --       715
  Accounts payable and accrued liabilities                         2,884      (218)
                                                                ---------  --------
         Net cash provided by operating activities                24,540    14,569

Cash flows from investing activities:
  Capital expenditures                                            (4,984)   (6,270)
  Proceeds from the sale of assets                                   179        --
  Transfers between cash and short term investments              (10,967)       --
                                                                ---------  --------
         Net cash used by investing activities                   (15,772)   (6,270)

Cash flows from financing activities:
  Dividends paid                                                  (4,345)       --
  Payments of indebtedness                                        (1,484)   (3,053)
  Warrants purchased and canceled                                 (5,500)       --
  Stock purchased and canceled                                        --      (231)
  Retirement of Series D Preferred Stock                              --    (6,406)
  Stock options and warrants exercised                             1,061     4,002
                                                                ---------  --------
         Net cash used by financing activities                   (10,268)   (5,688)
                                                                ---------  --------

Increase (decrease) in cash and cash equivalents                  (1,500)    2,611
Net cash provided (used) by discontinued operations               (3,014)    3,928
Cash and cash equivalents at beginning of year                     6,674       135
                                                                ---------  --------
Cash and cash equivalents at end of year                        $  2,160   $ 6,674
                                                                =========  ========

Supplemental disclosures of cash flow information:
Cash paid during the year for:
  Interest expense                                              $    194   $   266
  Income taxes paid                                                  335        93
Non-cash investing and financing activities:
  Preferred stock dividends accrued                                   --        --
  Acquisition of equipment with notes/capital leases                  --       168


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